Exhibit 4.5

ADS WARRANT AGENT AGREEMENT

ADS WARRANT AGENT AGREEMENT (this “Warrant Agreement”) dated as of August [●], 2026 (the “Issuance Date”) between Chilwa Minerals Limited (ACN 656 965 589), an Australian corporation (the “Company”), and Computershare Inc., a Delaware corporation (“Computershare”), and its Affiliate, Computershare Trust Company, N.A., a federally chartered trust company, collectively as Warrant Agent (the “Warrant Agent”).

WHEREAS, the Company is engaged in a public offering (the “Offering”) of up to              American Depositary Shares (“ADSs”), each representing ten (10) ordinary shares of the Company (“Ordinary Shares”), and up to            Warrants (the “Warrants”), with each such Warrant representing the right of the holder thereof to purchase one ADS (each, a “Warrant ADS”) for US$  , subject to adjustment as described herein, plus any applicable fees, charges and taxes;

WHEREAS, the ADSs are issuable under the Deposit Agreement dated as of           , 2026 (as the same may be amended from time to time, the “Deposit Agreement”), among the Company, The Bank of New York Mellon, as depositary (the “Depositary”), and all Owners and Holders (each as defined in the Deposit Agreement) from to time of the ADSs issued thereunder;

WHEREAS, the Company has filed with the Securities and Exchange Commission a Registration Statement, No. 333-297336 on Form F-1 (as the same may be amended from time to time, the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Act”) of, among other securities, the Warrants and the Ordinary Shares represented by the Warrant ADSs (the “Warrant Shares”), and such Registration Statement was declared effective on August [●], 2026;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and exercise of the Warrants;

WHEREAS, the Company desires to provide for the provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company with respect to the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in this Warrant Agreement (and no implied terms or conditions).

2. Warrants.

2.1. Warrant. The Warrants shall be registered securities and shall be evidenced by a global certificate (“Global Certificate”) in the form of Annex A to this Warrant Agreement., which shall be deposited on behalf of the Company with The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., a nominee of DTC. If DTC subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the DTC to deliver to the Warrant Agent for cancellation the Global Certificate, and the Company shall instruct the Warrant Agent to deliver to DTC definitive certificates (“Definitive Certificates” and, together with the Global Certificate, “Warrant Certificates”) representing the Warrants in physical form.

2.2. Issuance and Registration of Warrants.

2.2.1. Warrant Register. Upon the receipt of all relevant information from the Company, the Warrant Agent shall maintain books (“Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants.

2.2.2. Issuance of Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with written instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained (i) by DTC and (ii) by institutions that have accounts with DTC (each, a “Participant”).

2.2.3. Beneficial Owner; Holder. The term “beneficial owner” shall mean any person whose ownership in the Warrants evidenced by the Global Certificate is recorded in the records maintained by DTC or its nominee or in the records of the Participants. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name the warrant shall be registered upon the Warrant Register (the “Holder”) as the absolute owner of such Warrant for all purposes and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by DTC governing the exercise of the rights of a holder of a beneficial interest in any Warrant. The rights of beneficial owners in a Warrant shall be exercised through the DTC subject to the applicable procedures of DTC except to the extent set forth herein or in a Global Certificate.

2.2.4. Execution. The Global Certificate shall be executed on behalf of the Company by any two (2) authorized officers of the Company (each, an “Authorized Officer”) either manually or by facsimile or other electronic signature. The Global Certificate shall be countersigned by an authorized signatory of the Warrant Agent either manually or by facsimile or other electronic signature and the Global Certificate shall not be valid for any purpose unless so countersigned. In case any Authorized Officer of the Company that signed any of the Global Certificate ceases to be an Authorized Officer of the Company before countersignature by the Warrant Agent and issuance and delivery by the Company, such Global Certificate, nevertheless, may be countersigned by the Warrant Agent, issued and delivered with the same force and effect as though the person who signed such Global Certificate had not ceased to be such officer of the Company.

2.2.5. Registration of Transfer. At any time at or prior to the Expiration Date (as defined below), a transfer of a beneficial interest in any Warrants may be registered and any Warrant may be split up, combined or exchanged for another Warrant evidencing the same number of Warrants as the Warrant surrendered. Any Holder desiring to register the transfer of Warrants or to split up, combine or exchange any Warrant shall make such request in writing delivered to the Warrant Agent, and, in the case of Definitive Certificates, shall surrender to the Warrant Agent the Warrant Certificate or Warrant Certificates evidencing the Warrants that are to be split up, combined or exchanged together with any required form of assignment and certificate duly executed and properly completed by such Holder at the office or offices of the Warrant Agent designated for such purpose and, in the case of registration of transfer, shall provide a signature guarantee (a “Signature Guarantee”) from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association and such other documentation as the Warrant Agent may reasonably request. Thereupon, the Warrant Agent shall countersign and deliver to the person entitled thereto a new Warrant so requested. The Company, shall pay, on behalf of the holder of Warrant requesting a registration of transfer of Warrants or a split-up, combination or exchange of a Warrant, a sum sufficient to cover any tax or governmental charge that may be imposed in connection with such registration of transfer, split-up, combination or exchange, together with reimbursement of all reasonable expenses of the Warrant Agent incidental thereto. The Warrant Agent shall not have any duty or obligation to take any action under any section of this Warrant Agreement that requires the payment of taxes and/or charges unless and until it is satisfied that all such payments have been made.

2.2.6. Limitation on transfer. At any time in the 12 months from the Issuance Date, the Holder shall not knowingly transfer any Warrants, or any interest in any Warrants, to any person resident in Australia, unless the transfer can be undertaken without disclosure to that person in accordance with section 708 of the Corporations Act 2001 of the Commonwealth of Australia (the “Corporations Act”).

2.2.7. Loss, Theft and Mutilation of Warrant Certificates. Upon receipt by the Company and the Warrant Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Warrant Certificate, and, in case of loss, theft or destruction, on such terms as to indemnity or otherwise as they may in their discretion impose (which terms shall in all cases include posting of an open penalty surety bond satisfactory to the Warrant Agent and holding it and Company harmless) and reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto, and upon surrender to the Warrant Agent and cancellation of the Warrant Certificate if mutilated, absent notice to the Warrant Agent that such certificates have been acquired by a bona fide purchaser, the Warrant Agent shall, on behalf of the Company, countersign and deliver a new Warrant Certificate of like tenor to the Holder in lieu of the Warrant Certificate so lost, stolen, destroyed or mutilated. The Warrant Agent may receive compensation from the surety companies or surety agents for administrative services provided to them.

2.2.8. Proxies. The Holder of a Warrant may grant proxies or otherwise authorize any person, including the Participants and beneficial holders that may own interests through the Participants, to take any action that a Holder is entitled to take under this Warrant Agreement or the Warrants. provided, however, that at all times that the Warrants are represented by a Global Certificate, exercise of the Warrants by holders of beneficial interests in the Global Certificate shall be effected on their behalf by Participants through DTC in accordance the procedures administered by DTC.

3. Terms and Exercise of Warrants.

3.1. Exercise Price. Each Warrant shall entitle the Holder, subject to the provisions of the Global Certificate and of this Warrant Agreement, to purchase from the Company the number of ADSs stated therein, at the price of US$[●] per whole ADS, subject to the subsequent adjustments provided in Section 4 hereof. The term “Exercise Price” as used in this Warrant Agreement refers to the price per ADS at which ADSs may be purchased at the time a Warrant is exercised. Notwithstanding any provision to the contrary in the Deposit Agreement, the Company shall pay to the Warrant Agent the Depositary’s fee of US$0.10 per ADS for issuance of ADSs (the “Issuance Fee”) and an amount sufficient to cover all applicable taxes and charges due in connection with the exercise of such Warrants (the “Additional Expenses”). The Depositary will invoice the Company monthly for those fees as incurred.

3.2. Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing on the Issuance Date and terminating at 5:00 P.M., New York City time (the “close of business”) on August [●], 2031 (“Expiration Date”). Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at the close of business on the Expiration Date.

3.3. Exercise of Warrants.

3.3.1. Exercise and Payment.

3.3.1.1. Subject to the provisions of this Warrant Agreement, either a Holder (or a Participant acting on behalf of a Holder in accordance with DTC procedures) may exercise a Warrant by delivering, not later than 5:00 P.M., New York time, on any business day during the Exercise Period (the “Exercise Date”) (i) the Warrants to be exercised by delivery of the Warrant to an account of the Warrant Agent at DTC designated for such purpose in writing by the Warrant Agent to DTC from time to time, (ii) an election to purchase the Warrant ADSs underlying the Warrants to be exercised via an electronic warrant exercise through the DTC system (an “Election to Purchase”) and (iii) the Exercise Price for each Warrant to be exercised in lawful money of the United States of America by (A) certified or official bank check payable to Computershare Inc., (B) by bank wire transfer in immediately available funds to Computershare Inc., ABA #: [please insert], Account Number: [please insert], Account Name: [please insert], Ref.: Chilwa Warrants - [please insert], Swift Code [please insert] or (C) payment to the Warrant Agent through the DTC system. In the event of a cash exercise, the Company hereby instructs the Warrant Agent to record cost basis for newly issued Shares in a manner to be subsequently communicated by the Company in writing to the Warrant Agent.

3.3.1.2. If any of (i) the Warrants, (ii) the Election to Purchase, or (iii) the Exercise Price therefor, is received by the Warrant Agent after 5:00 P.M., New York time, on any date, or on a date that is not a trading day on The Nasdaq Stock Market LLC (a “Trading Day”), the Warrants with respect thereto will be deemed to have been received and exercised on the Trading Day next succeeding such date. The “Exercise Date” will be the date the materials in the foregoing sentence are received by the Warrant Agent (if by 5:00 P.M., New York time), or the following trading day (if after 5:00 P.M., New York time), regardless of any earlier date written on the materials. If the Warrants are received or deemed to be received after the Expiration Date, the exercise thereof will be invalid and any funds delivered to the Warrant Agent will be returned to the Holder or Participant, as the case may be, as soon as practicable. In no event will interest accrue on any funds deposited with the Warrant Agent in respect of an exercise or attempted exercise of Warrants.

3.3.1.3. All funds received by Computershare under this Warrant Agreement that are to be distributed or applied by Computershare in the performance of Services (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to this Warrant Agreement, Computershare may hold or invest the Funds through such accounts in: (a) funds backed by obligations of, or guaranteed by, the United States of America; (b) debt or commercial paper obligations rated A-1 or P-1 or better by S&P Global Inc. (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), respectively; (c) Government and Treasury backed AAA-rated Fixed NAV money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, as amended; or (d) short term certificates of deposit, bank repurchase agreements, and bank accounts with commercial banks with Tier 1 capital exceeding $1 billion, or with an investment grade rating by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party. The Warrant Agent shall forward funds received for warrant exercises in a given month by the 5th business day of the following month by wire transfer to an account designated by the Company.

3.3.2. Issuance of Warrant Shares.

3.3.2.1. The Warrant Agent shall as soon as practicable following the Exercise Date of any Warrant, advise the Company, the registrar for Ordinary Shares and the Depositary, in respect of (i) the number of Warrant Shares indicated on the Election to Purchase as issuable upon such exercise with respect to such exercised Warrants, (ii) the instructions of the Holder or Participant provided to the Warrant Agent with respect to the delivery of the Warrant ADSs and (iii) such other information as the Company or the Depositary shall reasonably request.

3.3.2.2. The Company shall, by no later than 5:00 P.M., New York time, on the third Trading Day following the Exercise Date of any Warrant and the clearance of the funds in payment of the Exercise Price (such date and time, the “Delivery Time”), cause its registrar to deliver the Warrant Shares issuable upon exercise to the Depositary’s Australian custodian who, on the date of this Warrant Agreement, is HSBC Bank Australia Limited, for deposit under the Deposit Agreement and (iii) cause the Depositary to deliver the Warrant ADSs issuable upon that deposit as requested in the Election to Purchase pursuant to the Holder’s instruction through the DTC system.

3.3.3. Valid Issuance. All Warrant Shares issuable by the Company upon the valid exercise of a Warrant in conformity with this Warrant Agreement shall be validly issued and credited as fully paid.

3.3.4. No Fractional Exercise. No fractional Warrant ADSs will be issued upon the exercise of the Warrant, but rather the Company shall adjust the number of Warrant Shares issued up or down to the nearest integral multiple of the number of Ordinary Shares at the time represented by one ADS.

3.3.5. Transfer Taxes. The Company shall pay any stamp or other tax or charge required to be paid in connection with any transfer involved in the issue of the Warrant ADSs or Warrant Shares upon the exercise of Warrants.

3.3.6. Date of Issuance. The Company will treat an exercising Holder as a beneficial owner of the Warrant Shares as of the Exercise Date, except that, if the Exercise Date is a date when the share transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the open of business on the next succeeding date on which the share transfer books are open. However, it is understood and agreed that Warrant ADSs will not be registered or issued until the Depositary receives notice from its custodian that the Warrant Shares have been deposited under the Deposit Agreement; provided further, however, it is acknowledged and agreed that the Company shall take all reasonable steps to ensure the Warrant ADSs are delivered to the Holder on or prior to the Delivery Time in accordance with Section 3.3.2(b) hereof.

3.3.7. Restrictive Legend Events. The Company will use its reasonable best efforts to maintain the effectiveness of the Registration Statement and the current status of the prospectus included therein or to file and maintain the effectiveness of another registration statement and another current prospectus covering the Warrants and the Warrant Shares at any time that the Warrants are exercisable. The Company shall provide to the Warrant Agent and each Holder prompt written notice of any time that the Company is unable to deliver the Warrant ADSs via DTC transfer or otherwise (without restrictive legend), because (a) the Commission has issued a stop order with respect to the Registration Statement, (b) the Commission otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, (c) the Company has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or (d) otherwise (each a “Restrictive Legend Event”). To the extent that a Restrictive Legend Event occurs after a Holder has exercised Warrants in accordance with the terms of the Warrants but prior to the delivery of the Warrant ADSs, the Company shall compensate the Holder pursuant to Section 6.6 hereof.

3.3.8. Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant ADSs, the Company shall promptly cause delivery to the Holder of the number of Warrant ADSs that are not disputed.

3.3.9. Beneficial Ownership. Notwithstanding anything to the contrary contained herein, the Holder shall not have the right to exercise any portion of a Warrant pursuant to the terms and conditions of this Warrant Agreement and the Global Certificate, and any such exercise shall be null and void and treated as if never made, to the extent that, after giving effect to such exercise, a beneficial owner of the Warrants, together with the other Attribution Parties (as defined below) of such beneficial owner collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of Ordinary Shares outstanding immediately after giving effect to such exercise. To the extent that the limitation contained in this Section 3.3.9 applies, the determination of whether a Warrant is exercisable and of which portion of a Warrant is exercisable shall be in the sole discretion of the Holder and the submission of an Election to Purchase shall be deemed to be the Holder’s representation as to whether a Warrant is exercisable and the Company shall have no obligation to verify or confirm the accuracy of such determination. For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by the beneficial owner and the other Attribution Parties shall include the number of Ordinary Shares held by the beneficial owner and all other Attribution Parties plus the number of Ordinary Shares issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of Ordinary Shares which would be issuable upon (A) exercise of the remaining, unexercised portion of a Warrant beneficially owned by such beneficial owner or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such beneficial owner or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3.3.9. For purposes of this Section 3.3.9, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of a Warrant, in determining the number of outstanding Ordinary Shares a Holder may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, a beneficial owner may rely on the number of outstanding Ordinary Shares as reflected in (x) the Company’s most recent public filing with the Securities and Exchange Commission (the “SEC”) (y) a more recent public announcement by the Company or (3) any other written notice by the Company setting forth the number of Ordinary Shares outstanding (the “Reported Outstanding Share Number”). For any reason at any time, upon the written or oral request of a Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder, the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the beneficial owner and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Ordinary Shares to the Holder upon exercise of this Warrant results in the beneficial owner and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding Ordinary Shares (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the aggregate beneficial ownership of the beneficial owner or Attribution Parties exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the ADSs representing the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid for the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the beneficial owner and the other Attribution Parties and not to any other holder of Warrants that is not an Attribution Party of the beneficial owner. For purposes of clarity, the Ordinary Shares issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the beneficial owner for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3.3.9 to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3.3.9 or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant.

For purposes of this Section 3.3.9, “Attribution Parties” means, collectively, the following persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by a beneficial owner’s investment manager or any of its affiliates or principals, (ii) any direct or indirect affiliates of the beneficial owner or any of the foregoing, (iii) any person acting or who could be deemed to be acting as a group (as such term is used in Section 13(d) of the 1934 Act and defined in Rule 13d-5 thereunder) together with the beneficial owner or any of the foregoing and (iv) any other persons whose beneficial ownership of the Company’s Ordinary Shares would or could be aggregated with the beneficial owner’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the beneficial owner and all other Attribution Parties to the Maximum Percentage.

4. Adjustment of Exercise Price and Number of Warrants. The Exercise Price per Warrant and the number of Warrants held shall be subject to adjustment from time to time after the Issuance Date in accordance with the Official Listing Rules of the Australian Securities Exchange (“ASX Listing Rules”) upon the occurrence of certain events described in this Section 4 or, if the ASX Listing Rules are amended after the date of issue of the Warrants, in accordance with the Company’s obligations under the ASX Listing Rules to the extent those obligations are modified by the amendment.

4.1. Subdivision or Combination; Capital Distributions; Other Adjustments.

4.1.1. In a consolidation of the Company’s ordinary capital – the number of Warrants will be consolidated in the same ratio as the ordinary capital and the Exercise Price will be amended in inverse proportion to that ratio.

4.1.2. In a sub-division of the Company’s ordinary capital – the number of Warrants will be sub-divided in the same ratio as the ordinary capital and the Exercise Price will be amended in inverse proportion to that ratio.

4.1.3. In a return of capital on Ordinary Shares – the number of Warrants will remain the same, and the Exercise Price of each Warrant will be reduced by the same amount as the amount of cash or value of shares, securities, or other property returned in relation to each Ordinary Share, multiplied by the number of Ordinary Shares represented by each ADS (the “ADS Ratio”).

4.1.4. In a reduction of the Company’s capital by a cancellation of paid up capital that is lost or not represented by available assets where no securities are cancelled – the number of Warrants and the Exercise Price of each Warrant will remain unaltered.

4.1.5. In a pro rata cancellation of the Company’s capital on Ordinary Shares – the number of Warrants will be reduced in the same ratio as the ordinary capital and the Exercise Price of each Warrant will be amended in inverse proportion to that ratio.

4.1.6. In any other case – the number of Warrants or the Exercise Price, or both, will be reorganized in accordance with the ASX Listing Rules so that the holder of the Warrants will not receive a benefit that holders of Ordinary Shares do not receive.

4.2. Bonus Shares and Share dividends. If there is a pro-rata bonus issue, or a pro-rata dividend to be paid only in Ordinary Shares, to the holders of issued Ordinary Shares, the number of Warrant ADSs upon exercise will be increased by the number of ADSs which the holder of the Warrant would have received if the Warrant had been exercised before the record date for the bonus issue or share dividend.

4.3. Pro-rata Issues. If there is a pro-rata offer of Ordinary Shares (other than a bonus issue) to the holders of Ordinary Shares (i.e. a rights offer), the Exercise Price will be reduced in accordance with the following formula:

O’	=	O - E [P – (S – D)]
N + 1

Where:

O’ is the new Exercise Price

O is the old Exercise Price

E is the number of Ordinary Shares underlying the Warrant ADSs into which one Warrant is exercisable

P is the volume weighted average market price per Ordinary Share on the Australian Securities Exchange (“ASX”) over the 5 ASX trading days ending on the ASX trading day before the ex rights or ex entitlement date for the pro rata issue

S is the subscription price for one Ordinary Share under the pro rata offer

D is the dividend (if any) due but not yet paid on an existing Ordinary Shares which will not be paid on the new Ordinary Shares to be issued in the pro rata issue

N is the number of Ordinary Shares that must be held on the record date for the pro rata issue to receive a right or entitlement to subscribe for one new Ordinary Share.

For the avoidance of doubt, if the formula results in no decrease in the Exercise Price, then the Exercise Price remains unchanged.

4.4. Change in ADS Ratio. If after the Issuance Date the ADS Ratio is increased or reduced, then the number of Warrant ADSs to be issued on exercise of a Warrant will be reduced or increased (respectively) in inverse proportion to the change in the ADS Ratio Ordinary Shares per ADS and the Exercise Price per Warrant will be increased or reduced (respectively) in proportion to the change in Ordinary Shares per ADS, so that the total number or Warrant Shares underlying the Warrants and the aggregate Exercise Price for all Warrants remain unchanged.

4.5. Notice of Adjustment. Upon any adjustment of the Exercise Price, and/or any increase or decrease in the number of Warrants, and/or any increase or decrease in the number of ADSs issuable upon the exercise of the Warrants, the Company shall give written notice thereof to the Warrant Agent and Holder. The notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of Warrant ADSs issuable at such price upon the exercise of the Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. The Company further agrees that it will provide the Warrant Agent with any new or amended exercise terms. The Warrant Agent shall have no obligation under this Warrant Agreement to determine whether an Adjustment Event has occurred or to calculate any of the adjustments set forth herein.

4.6. Other Notices. If at any time:

4.6.1. the Company shall declare any cash dividend upon its Ordinary Shares;

4.6.2. the Company shall declare any dividend upon its Ordinary Shares payable in shares or make any special dividend or other distribution to the holders of its Ordinary Shares;

4.6.3. there shall be any capital reorganization or reclassification of the capital of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another entity;

4.6.4. there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

4.6.5. the Company shall take or propose to take any other corporate action, prior notice of which is actually provided to holders of the Ordinary Shares;

then, in any one or more of said cases, the Company shall give to the Warrant Agent, (i) at least ten days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action, at least ten days’ written notice of the date when the same shall take place. Any notice given in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the distribution will be made to holders of the Ordinary Shares.

5. Restrictive Legends; Fractional Warrants.

In the event that transfer of a Warrant bears a restrictive legend in the DTC system, the Warrant Agent shall not cancel such Warrant and deliver a new unrestricted Warrant in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the Warrants must also bear a restrictive legend upon that transfer. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the transfer of or delivery of a fraction of a Warrant.

6. Other Provisions Relating to Rights of Holders of Warrants.

6.1. No Rights as Shareholder. Except as otherwise specifically provided herein, a Holder, solely in its capacity as a holder of Warrants, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant Agreement be construed to confer upon a Holder, solely in its capacity as the registered holder of Warrants, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of shares, reclassification of share capital, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights or rights to participate in new issues of shares, or otherwise, prior to the issuance to the Holder of the Warrant ADSs which it is then entitled to receive upon the valid exercise of Warrants.

6.2. Ability to issue cleansing notice. The Company shall at all times use its best efforts to conduct its activities such that it is able to issue a notice in accordance with section 708A(5)(e) of the Corporations Act in respect of the issue of any Ordinary Shares on the exercise of Warrants.

6.3. ASX Filings. The Company will use its best efforts ensure that it applies to ASX for official quotation (as that expression is used in the ASX Listing Rules) of the Ordinary Shares issued on the exercise of the Warrants in the same class and on the same terms as all other Ordinary Shares quoted on ASX pursuant to ASX Listing Rule 2.7 immediately on issue of those Ordinary Shares.

6.4. Issue of Cleansing Notice. On the issue of any Ordinary Shares on the exercise of any Warrants, the Company shall use best efforts to ensure that it lodges with ASX a notice in accordance with section 708A(5)(e) of the Corporations Act in respect of that issue of Ordinary Shares within 5 business days of that issue, provided that if it is unable to comply with the requirements of section 708A(5)(e) of the Corporations Act in respect of an issue of Ordinary Shares issued on exercise of Warrants, the Company shall, at its own expense, do everything necessary to ensure that such Ordinary Shares are able to be freely traded on ASX in compliance with the ASX Listing Rules and the Corporations Act, including obtaining an exemption from the Australian Securities and Investments Commission (“ASIC”) or the lodging of a disclosure document with ASIC in accordance with the requirements of Chapter 6D of the Corporations Act.

6.5. Compensation for Buy-In on Failure to Timely Deliver Warrant ADSs Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Depositary to deliver the Warrant ADSs to the Holder pursuant to Section 3.3.2 on or before the Delivery Time, and if after such date the beneficial owner is required by its broker to purchase (in an open market transaction or otherwise) or the beneficial owner’s brokerage firm otherwise purchases, ADSs or Ordinary Shares to deliver in satisfaction of a sale by the beneficial owner of the Warrant ADSs, which the beneficial owner anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the beneficial owner’s total purchase price (including brokerage commissions, if any) for the Warrant ADSs or Warrant Shares so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant ADSs or Warrant Shares, as applicable, that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) reinstate the portion of the Warrant and equivalent number of Warrant ADSs or Warrant Shares, as applicable, for which such exercise was not honored (in which case such exercise shall be deemed rescinded). For example, if the beneficial owner purchases Ordinary Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of Warrant ADSs with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000 for the benefit of the beneficial owner. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit right of a Holder to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Warrant ADSs upon exercise of the Warrant as required pursuant to the terms hereof. Notwithstanding anything to the contrary herein, the Warrant Agent shall not be liable for the Company’s failure to timely deliver the Warrant ADSs pursuant to the terms of the Warrants, nor shall the Warrant Agent be liable for any liquidated damages or any other damages associated therewith.

6.6. Opinion of Counsel. On or prior to the date hereof, the Company shall provide an opinion of counsel reasonably satisfactory to the Warrant Agent prior to the effective date of this Agreement, which shall state that all Warrants or Warrant ADSs issuable upon exercise of the Warrants, as applicable: (i) were offered, sold or issued as part of an offering that was registered in compliance with the Securities Act; (ii) upon the issuance and sale of the Warrant against payment therefor, the Warrants will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and (iii) upon (A) exercise of a Warrant in accordance with its terms, (B) payment of the Exercise Price for the exercised Warrant and any applicable taxes and charges due in connection with such exercise, (C) issuance and deposit of the exercised shares with the Depositary or a custodian for the Depositary and issuance of the ADSs representing the exercised shares in accordance with the terms of the Deposit Agreement, and (D) due execution and delivery by the Depositary of the ADRs evidencing such ADSs, the ADSs representing the exercised shares will be validly issued and will entitle the registered holders thereof to the rights specified in the Deposit Agreement and the ADRs evidencing such ADS. Such opinion may be in the form of a reliance letter delivered to any underwriter of the Warrants.

7. Concerning the Warrant Agent. The Warrant Agent accepts its obligations herein set forth upon the express terms and conditions hereof, including the following to all of which the Company agrees and to all of which the rights hereunder of the Holders from time to time of the Warrants shall be subject:

7.1. Limitation of Liability. The Company covenants and agrees to indemnify and to hold the Warrant Agent harmless against any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including the reasonable fees and expenses of legal counsel) which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from any action taken, suffered or omitted by the Warrant Agent in connection with the execution, acceptance, administration, exercise and performance of its duties under this Warrant Agreement, including the reasonable costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or of enforcing its rights under this Warrant Agreement; provided, that such covenant and agreement does not extend to, and the Warrant Agent shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Warrant Agent as a result of, or arising out of, its gross negligence, bad faith, or willful misconduct (which gross negligence, bad faith, or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction). Notwithstanding anything contained herein to the contrary, the Warrant Agent’s aggregate liability during any term of this Warrant Agreement with respect to, arising from, or arising in connection with this Warrant Agreement, or from all Services provided or omitted to be provided under this Warrant Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to Warrant Agent as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from Warrant Agent is being sought. Notwithstanding anything in this Warrant Agreement to the contrary, in no event will the Warrant Agent be liable for special, punitive, indirect, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Warrant Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Warrant Agent will be fully protected and will incur no liability for failing to take any action in connection therewith unless and until it has received such notice.

7.2. Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chairman of the Board of the Company and delivered to the Warrant Agent; and such certificate shall be full authorization and protection to the Warrant Agent and the Warrant Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Warrant Agreement in reliance upon such certificate. The Warrant Agent shall not be held to have notice of any change of authority of any authorized officer, until receipt of written notice thereof from Company.

7.3. Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder in accordance with a fee schedule to be mutually agreed upon and will reimburse the Warrant Agent upon demand for all of its reasonable and documented expenses (including reasonable and documented counsel fees and expenses) incurred in connection with the preparation, delivery, negotiation, amendment, administration and execution of this Warrant Agreement and the exercise and performance of its duties hereunder. All amounts owed to the Warrant Agent under this Warrant Agreement are due within 30 days of the invoice date. The Company agrees to reimburse the Warrant Agent for any attorney’s fees and any other costs associated with collecting delinquent payments.

7.4. Agent for the Company. The Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the express terms and conditions (and no implied terms and conditions) herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for all monies received by the Warrant Agent for the purchase of Shares through the exercise of Warrants. The Warrant Agent shall act hereunder solely as agent for the Company. The Warrant Agent shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the Warrants or Shares. The Warrant Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any holder of Warrants or Shares with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company. The Warrant Agent shall have no responsibility to the Company, any holders of Warrants, any holders of Shares or any other person for interest or earnings on any moneys held by the Warrant Agent pursuant to this Warrant Agreement.

7.5. Counsel. The Warrant Agent may consult with legal counsel reasonably acceptable to the Company (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken, suffered or omitted to be taken by it in the absence of bad faith and in accordance with such opinion.

7.6. Documents. From time to time, Company may provide Warrant Agent with instructions concerning the services performed by the Warrant Agent hereunder. In addition, at any time Warrant Agent may apply to any officer of Company for instruction, with respect to any matter arising in connection with the services to be performed by the Warrant Agent under this Warrant Agreement. The Warrant Agent and its agents and subcontractors shall be protected and shall incur no liability for or in respect of any action taken or omitted by it in reliance upon any Warrant Certificate, notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper parties. The Warrant Agent shall not be held to have notice of any change of authority of any Person, until receipt of written notice thereof from Company.

7.7. Certain Transactions. The Warrant Agent, and its officers, directors and employees, may become the owner of, or acquire any interest in, the Warrants, with the same rights that it or they would have if it were not the Warrant Agent hereunder, and, to the extent permitted by applicable law, it or they may engage or be interested in any financial or other transaction with the Company and may act on, or as depositary, trustee or agent for, any committee or body of Holders or other obligations of the Company as freely as if it were not the Warrant Agent hereunder. Nothing in this Warrant Agreement shall be deemed to prevent the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

7.8. No Liability for Interest. Unless otherwise agreed with the Company, the Warrant Agent shall have no liability for interest on any monies at any time received by it pursuant to any of the provisions of this Warrant Agreement or of the Warrant Certificates.

7.9. No Liability for Invalidity. The Warrant Agent shall have no liability with respect to any invalidity of this Warrant Agreement (except as to the Warrant Agent’s countersignature thereon) or any of the Warrant Certificates.

7.10. No Responsibility for Representations. The Warrant Agent shall not be responsible for any of the recitals or representations herein or in the Warrant Certificates, all of which are made solely by the Company.

7.11. No Implied Obligations. The Warrant Agent shall be obligated to perform only such duties as are herein and in the Warrants specifically set forth and no implied duties or obligations shall be read into this Warrant Agreement or the Warrants against the Warrant Agent. The Warrant Agent shall not be under any obligation to take any action hereunder which may tend to involve it in any expense or liability, the payment of which within a reasonable time is not, in its reasonable opinion, assured to it. The Warrant Agent shall not be accountable or under any duty or responsibility for the use by the Company of any of the Pre-funded Warrants authenticated by the Warrant Agent and delivered by it to the Company pursuant to this Warrant Agreement or for the application by the Company of the proceeds of the Warrants. The Warrant Agent shall have no duty or responsibility in case of any default by the Company in the performance of its covenants or agreements contained herein or in the Warrants or in the case of the receipt of any written demand from a Holder of a Warrant Certificate with respect to such default, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law.

7.12. Medallion Guarantee. The Warrant Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

7.13. No Risk of Own Funds. No provision of this Warrant Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise any of its rights or powers if it shall reasonably believe that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

7.14. Duties of Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Warrant Agreement upon the following express terms and conditions (and no implied duties or obligations shall be read into this Warrant Agreement against the Warrant Agent), by all of which the Company, by its acceptance hereof, shall be bound:

7.14.1. Whenever in the performance of its duties under this Warrant Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chief Executive Officer, Chief Legal Officer or Chief Financial Officer of the Company; and such certificate shall be full authentication to the Warrant Agent for any action taken, suffered or omitted to be taken in the absence of bad faith by it under the provisions of this Warrant Agreement in reliance upon such certificate.

7.14.2. Subject to the limitation set forth in Section 7.1, the Warrant Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct (each as determined by a by a final, non-appealable judgment of a court of competent jurisdiction). Notwithstanding anything to the contrary herein, the Warrant Agent shall not be liable for the Company’s failure to timely deliver Warrant ADSs or Warrant Shares pursuant to the terms of the Warrants, nor shall the Warrant Agent be liable for any liquidated damages or any other damages associated therewith.

7.14.3. The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Warrant Agreement or in the Warrants (except its countersignature thereof) by the Company or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

7.14.4. The Warrant Agent shall not be under any responsibility in respect of the validity of this Warrant Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant; nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant; nor shall it be responsible for the adjustment of the Exercise Price or the making of any change in the number of Warrant ADSs or Warrant Shares required under the provisions of Section 3 or 4 hereof or responsible for the manner, method or amount of any such change or the ascertaining of the existence of facts that would require any such adjustment or change (except with respect to the exercise of the Warrants evidenced by Warrant Certificates after actual notice of any adjustment of the Exercise Price); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Warrant ADSs or Warrant Shares to be issued pursuant to this Warrant Agreement or any Warrant or as to whether any Warrant ADSs or Warrant Shares will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

7.14.5. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Warrant Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, omission, default, neglect or misconduct, absent fraud, gross negligence, willful misconduct or bad faith (each as determined by a final, non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

7.15. Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Warrant Shares or Warrant ADSs upon the exercise of Warrants.

7.16. Termination. Unless terminated earlier by the parties hereto, this Warrant Agreement shall terminate 90 days after the earlier of the Expiration Date and the date on which no Warrants remain outstanding (the “Termination Date”). On the business day following the Termination Date, the Warrant Agent shall deliver to the Company any entitlements, if any, held by the Warrant Agent under this Warrant Agreement. The provisions of this Section 7 shall survive the termination of this Warrant Agreement, the resignation, replacement or removal of the Warrant Agent and the exercise, termination and expiration of the Warrants.

8. Resignation of Warrant Agent.

8.1. Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving thirty (30) days’ notice in writing to the Company, or such shorter period of time agreed to by the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 60 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent, then any Holder may apply to any court of competent jurisdiction for the appointment of a successor Warrant Agent at the Company’s cost. Pending appointment of a successor to such Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. Any successor Warrant Agent (but not including the initial Warrant Agent), whether appointed by the Company or by such court, shall be a person organized and existing under the laws of any state or of the United States of America, in good standing, and authorized under such laws to exercise shareowner services powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed, and except for executing and delivering documents as provided in the sentence that follows, the predecessor Warrant Agent shall have no further duties, obligations, responsibilities or liabilities hereunder, but shall be entitled to all rights that survive the termination of this Warrant Agreement and the resignation or removal of the Warrant Agent, including but not limited to its right to indemnity hereunder. If for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations; provided that, such predecessor Warrant Agent shall not be required to make any additional expenditure (without prompt reimbursement by the Company) or assume any additional liability in connection with the foregoing.

8.2. Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the ADSs not later than the effective date of any such appointment.

8.3. Merger or Consolidation of Warrant Agent. Any person into which the Warrant Agent may be merged or converted or with which it may be consolidated or any person resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party or any person succeeding to the shareowner services business of the Warrant Agent or any successor Warrant Agent shall be the successor Warrant Agent under this Warrant Agreement, without any further act or deed. For purposes of this Warrant Agreement, “person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.

9. Miscellaneous Provisions.

9.1. Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable. If an invalid or unenforceable provision shall affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to the Company.

9.2. Company Representations and Warranties. The Company represents and warrants that:

9.2.1. it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation (to the extent that the concept of “good standing” or an equivalent concept exists in the laws of its jurisdiction);

9.2.2. the offer and sale of the Warrants and the execution, delivery and performance of all transactions contemplated thereby (including this Warrant Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the constitution of the Company or any indenture, agreement or instrument to which it is a party or is bound;

9.2.3. this Warrant Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, binding and enforceable obligation of the Company;

9.2.4. the Warrants will comply in all material respects with all applicable requirements of law; and

9.2.5. to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the offering of the Warrants.

9.3. Entire Agreement. This Warrant Agreement, together with the Warrants, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. In the event that any claim of inconsistency between this Warrant Agreement and the descriptions in the Registration Statement, as they may from time to time be amended, the terms of this Warrant Agreement shall control. The Company shall not amend any provisions of the Warrants without the prior consent of the Warrant Agent, not to be unreasonably withheld or delayed.

9.4. Authorized Representatives. Set forth in Annex B to this Warrant Agreement is a list of the names and specimen signatures of the persons authorized to act for the Company under this Warrant Agreement (the “Authorized Representatives”). The Company shall, from time to time, certify to you the names and signatures of any other persons authorized to act for the Company under this Warrant Agreement.

9.5. Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service upon deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Chilwa Minerals Limited

Attention: Susan Park

Telephone: +61 8 9389 2111

Email: spark@parkadvisory.com.au

with a copy to:

Rimon Law

Attention: Andrew Reilly

Email: andrew.reilly@rimonlaw.com

Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service upon deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Computershare Trust Company, N.A.

Computershare Inc.

150 Royal Street

Canton, MA 02021

Attn: Client Services

9.6. Governing Law. This Warrant Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any provision of law or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each of the parties hereto hereby waives the right to a trial by jury in any action or proceeding arising out of or relating to this Warrant Agreement.

9.7. Successors and Assigns. This Warrant Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. This Warrant Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay; except that (i) consent is not required for an assignment or delegation of duties by Warrant Agent to any affiliate of Warrant Agent and (ii) any reorganization, merger, consolidation, sale of assets or other form of business combination by Warrant Agent shall not be deemed to constitute an assignment of this Warrant Agreement.

9.8. Amendments. This Warrant Agreement may be amended by the parties hereto without the consent of any Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Warrant Agreement as the parties may deem necessary or desirable and that the Company deem shall not adversely affect the interest of the Holders. All other modifications or amendments shall require the vote or written consent of the beneficial owners of at least 65% of the then outstanding Warrants. Notwithstanding the foregoing, adjustments may be made to the Warrant terms and rights pursuant to Section 4 without the consent of the Holders. As a condition precedent to the Warrant Agent’s execution of any amendment, the Company shall deliver to the Warrant Agent a certificate from a duly authorized officer of the Company that states that the proposed amendment is in compliance with the terms of this Section 9.8. Notwithstanding anything in this Warrant Agreement to the contrary, the Warrant Agent may, but is not obligated to, execute any amendment, supplement or waiver that affects the Warrant Agent’s own rights, duties or immunities under this Warrant Agreement. No supplement or amendment to this Warrant Agreement shall be effective unless duly executed by the Warrant Agent.

9.9. Persons Having Rights under this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Holders any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof.

9.10. Examination of the Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent designated for such purpose for inspection by any Holder. Prior to such inspection, the Warrant Agent may require any such Holder to verify ownership of Warrants.

9.11. Counterparts. This Warrant Agreement may be executed in any number of original, facsimile or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.12. Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

9.13. Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, epidemics, pandemics, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

9.14. Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Warrant Agreement, including the fees for services set forth in a fee schedule to be mutually agreed upon, shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

9.15. Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement.

IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

CHILWA MINERALS LIMITED

By:
Name:	Cadell Buss
Title:	Chief Executive Officer

Name:	Susan Park
Title:	Company Secretary

Address for notices:
Level 28, 140 St Georges Terrace Perth WA 6000, Australia
Attention: Company Secretary
Telephone: +61 8 9389 2111
E-mail: spark@parkadvisory.com.au

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A., as Warrant Agent

By:
Name:
Title:

Annex A - Form of Global Certificate

Annex B - Authorized Representatives

ANNEX A

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CHILWA MINERALS LIMITED

WARRANT CERTIFICATE

NOT EXERCISABLE AFTER AUGUST [●], 2031

This certifies that the person whose name and address appears below, or registered assigns, is the registered owner of the number of Warrants set forth below. Each Warrant entitles its registered holder to purchase from CHILWA MINERALS Limited (the “Company”) at any time prior to 5:00 P.M. (New York City time) on August [●], 2031, at the designated office of Computershare Inc., a Delaware corporation (“Computershare”), and its Affiliate, Computershare Trust Company, N.A., a federally chartered trust company, collectively as Warrant Agent (the “Warrant Agent”) set forth below, one American depositary share (each, an “ADS”), each ADS representing 10 ordinary shares, no par value, of the Company (each, a “Share” and collectively, the “Shares”), at price of US$  , subject to possible adjustments as provided in the Warrant Agreement (as defined below). The Company shall pay the issuance fees of the Depositary for the issuance of new ADSs upon exercise of the Warrants.

This Global Certificate upon surrender at the designated office of the Warrant Agent, may be exchanged for another Global Certificate evidencing the same number of Warrants as the Global Certificate surrendered. A transfer of the Warrants evidenced hereby may be registered upon surrender of this Global Certificate at the designated office of the Warrant Agent by the registered holder in person or by a duly authorized attorney, properly endorsed or accompanied by proper instruments of transfer, a signature guarantee, and such other and further documentation as the Warrant Agent may reasonably request and duly stamped as may be required by the laws of the State of New York and of the United States of America.

The terms and conditions of the Warrants and the rights and obligations of the holder of this Global Certificate are set forth in an ADS Warrant Agreement dated as of August [●], 2026 (the “Warrant Agreement”) between the Company and the Warrant Agent. A copy of the Warrant Agreement is available for inspection during business hours at the office of the Warrant Agent.

This Global Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by an authorized signatory of the Warrant Agent.

WITNESS the facsimile signature of a proper officer of the Company.

CHILWA MINERALS LIMITED

By:
Name:	Cadell Buss
Title:	Chief Executive Officer

By:
Name:	Susan Park
Title:	Company Secretary

Dated: August [●], 2026
Countersigned:

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A., as Warrant Agent

By:
Name:
Title:

PLEASE DETACH HERE

Certificate No.:       Number of Warrants:

WARRANT CUSIP NO.: 16934F 111

CHILWA MINERALS LIMITED

[Name & Address of Holder]	COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, Warrant Agent

By mail:

[please insert]

By hand or overnight courier:

[please insert]

ANNEX B

Authorized Representatives

Name	Title	Signature
Cadell Buss	Chief Executive Officer
Mark Laybourn	Chief Financial Officer
Susan Park	Company Secretary